EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
Audit Committee, Board of Directors and Stockholders
Home BancShares, Inc.
Conway, Arkansas
We consent to the incorporation by reference in the registration statement of Home BancShares, Inc. on Form S-8 (File No. 333-136645) of our report dated March 15, 2007, on our audits of the consolidated financial statements of Home BancShares, Inc. as of December 31, 2006 and 2005, and for the years ended December 31, 2006 and 2005, which report is included in this Annual Report on Form 10-K.
/s/ BKD, LLP
Little Rock, Arkansas
March 15, 2007